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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                 X   Director             10% Owner
     Cali          John            R.           Mack-Cali Realty Corporation (CLI)             ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)          10/01          -----------------  ------------------
c/o Mack-Cali Realty Corporation
11 Commerce Drive
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X__Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
 Cranford, New Jersey 07016                                                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock                          10/2/01    M(1)          20,000      A      $26.25                           D
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Common Stock                          10/2/01    S(1)          10,000      D      $30.50                           D
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Common Stock                          10/2/01    S(1)          10,000      D      $30.40                           D
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Common Stock                          10/3/01    M(1)          30,000      A      $26.25                           D
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Common Stock                          10/3/01    S(1)          10,000      D      $31.25                           D
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Common Stock                          10/3/01    S(1)          10,000      D      $30.80                           D
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Common Stock                          10/3/01    S(1)          10,000      D      $30.95                           D
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Common Stock                          10/9/01    M(1)          10,000      A      $26.25                           D
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Common Stock                          10/9/01    S(1)          10,000      D      $31.00                           D
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Common Stock                          10/10/01   M(1)          11,100      A      $26.25                           D
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Common Stock                          10/10/01   S(1)           1,100      D      $30.95                           D
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Common Stock                          10/10/01   S(1)          10,000      D      $31.00                           D
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Common Stock                          10/11/01   M(1)          25,000      A      $26.25                           D
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Common Stock                          10/11/01   S(1)          10,000      D      $31.20                           D
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Common Stock                          10/11/01   S(1)          15,000      D      $31.25                           D
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Common Stock                          10/12/01   M(1)          15,000      A      $26.25                           D
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Common Stock                          10/12/01   S(1)           5,000      D      $31.45                           D
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Common Stock                          10/12/01   S(1)          10,000      D      $31.40                           D
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Common Stock                          10/15/01   M(1)           5,000      A      $26.25                           D
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Common Stock                          10/15/01   S(1)           5,000      D      $31.50                           D
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Common Stock                          10/16/01   M(1)           8,900      A      $26.25                           D
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Common Stock                          10/16/01   S(1)           3,900      D      $31.70                           D
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Common Stock                          10/16/01   S(1)           5,000      D      $31.55                           D
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Common Stock                          10/24/01   M(1)          10,000      A      $17.25                           D
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Common Stock                          10/24/01   S(1)           5,000      D      $31.20                           D
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Common Stock                          10/24/01   S(1)           5,000      D      $31.15                           D
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Common Stock                          10/25/01   M(1)          11,600      A      $17.25                           D
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Common Stock                          10/25/01   S(1)           5,000      D      $30.35                           D
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Common Stock                          10/25/01   S(1)           5,000      D      $30.32                           D
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Common Stock                          10/25/01   S(1)           1,600      D      $31.15                           D
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Common Stock                          10/26/01   M(1)          12,000      A      $17.25                           D
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Common Stock                          10/26/01   S(1)           1,900      D      $30.70                           D
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Common Stock                          10/26/01   S(1)             100      D      $30.72                           D
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Common Stock                          10/26/01   S(1)           4,200      D      $30.71                           D
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Common Stock                          10/26/01   S(1)           5,000      D      $30.65                           D
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Common Stock                          10/26/01   S(1)             800      D      $30.66                           D
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Common Stock                          10/30/01   M(1)           6,400      A      $17.25                           D
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Common Stock                          10/30/01   S(1)           6,400      D      $30.35                           D
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Common Stock                          10/31/01   M(1)             800      A      $17.25                           D
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Common Stock                          10/31/01   S(1)             800      D      $30.35                           D
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Common Stock                          11/01/01   M(1)           5,000      A      $17.25                           D
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Common Stock                          11/01/01   S(1)           5,000      D      $30.73                           D
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Common Stock                          11/02/01   M(1)          16,000      A      $17.25                           D
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Common Stock                          11/02/01   S(1)           1,000      D      $30.65                           D
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Common Stock                          11/02/01   S(1)           5,000      D      $30.60                           D
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Common Stock                          11/02/01   S(1)           5,000      D      $30.50                           D
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Common Stock                          11/02/01   S(1)             200      D      $30.46                           D
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Common Stock                          11/02/01   S(1)           4,800      D      $30.45                           D
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Common Stock                          11/05/01   M(1)          29,100      A      $17.25                           D
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Common Stock                          11/05/01   S(1)           4,100      D      $31.00                           D
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Common Stock                          11/05/01   S(1)           5,000      D      $30.96                           D
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Common Stock                          11/05/01   S(1)           5,000      D      $30.95                           D
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Common Stock                          11/05/01   S(1)           5,000      D      $30.80                           D
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Common Stock                          11/05/01   S(1)             800      D      $30.73                           D
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Common Stock                          11/05/01   S(1)           4,200      D      $30.72                           D
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Common Stock                          11/05/01   S(1)           5,000      D      $30.60      78,586               D
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* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)


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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Employee Stock                         $26.25       10/2/01    M(1)                      20,000        (2)      10/24/06
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $26.25       10/3/01    M(1)                      30,000        (2)      10/24/06
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $26.25       10/9/01    M(1)                      10,000        (2)      10/24/06
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $26.25       10/10/01    M(1)                      11,100        (2)      10/24/06
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $26.25       10/11/01    M(1)                      25,000        (2)      10/24/06
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $26.25       10/12/01    M(1)                      15,000        (2)      10/24/06
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $26.25       10/15/01    M(1)                       5,000        (2)      10/24/06
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $26.25       10/16/01    M(1)                       8,900        (2)      10/24/06
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $17.25       10/24/01    M(1)                      10,000        (3)       8/31/04
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $17.25       10/25/01   M(1)                      11,600        (3)       8/31/04
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $17.25       10/26/01   M(1)                      12,000        (3)       8/31/04
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $17.25       10/30/01   M(1)                       6,400        (3)       8/31/04
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $17.25       10/31/01   M(1)                         800        (3)       8/31/04
Option
(Right to Buy)
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Employee Stock                         $17.25       11/01/01   M(1)                       5,000        (3)       8/31/04
Option
(Right to Buy)
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Employee Stock                         $17.25       11/02/01   M(1)                      16,000        (3)       8/31/04
Option
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------
Employee Stock                         $17.25       11/05/01   M(1)                      29,100        (3)       8/31/04
Option
(Right to Buy)
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

------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Common                20,000                                         D
Stock
------------------------------------------------------------------------------------------
Common                30,000                                         D
Stock
------------------------------------------------------------------------------------------
Common                10,000                                         D
Stock
------------------------------------------------------------------------------------------
Common                11,100                                         D
Stock
------------------------------------------------------------------------------------------
Common                20,000                                         D
Stock
------------------------------------------------------------------------------------------
Common                15,000                                         D
Stock
------------------------------------------------------------------------------------------
Common                 5,000                                         D
Stock
------------------------------------------------------------------------------------------
Common                 8,900                              0          D
Stock
------------------------------------------------------------------------------------------
Common                10,000                                         D
Stock
------------------------------------------------------------------------------------------
Common                11,600                                         D
Stock
------------------------------------------------------------------------------------------
Common                12,000                                         D
Stock
------------------------------------------------------------------------------------------
Common                 6,400                                         D
Stock
------------------------------------------------------------------------------------------
Common                   800                                         D
Stock
------------------------------------------------------------------------------------------
Common                 5,000                                         D
Stock
------------------------------------------------------------------------------------------
Common                16,000                                         D
Stock
------------------------------------------------------------------------------------------
Common                29,100                              0          D
Stock
------------------------------------------------------------------------------------------

Explanation of Responses:

(1) The reporting person obtained and sold the Common Stock as a result of the cashless exercise of Employee Stock Options.

(2) On October 24, 1996, the reporting person was granted an option to purchase 125,000 shares of Common Stock. The options vested in five equal installments beginning December 31, 1996.

(3) On August 31, 1994, the reporting person was granted an option to purchase 200,000 shares of Common Stock. The options vested in three equal installments beginning December 31, 1994.
                                                                                  /s/ John R. Cali                      11/09/01
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                       (over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                             (Print or Type Responses)

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